BANTA CORPORATION
BY-LAW AMENDMENT

        Effective July 28, 2003, the second sentence of Section 3.01 of Article III of the Company’s By-laws be and it hereby is amended in its entirety to provide as follows:

        The number of directors of the corporation shall be ten (10).